Exhibit 10.1
EMPLOYMENT AGREEMENT
June 18, 2008
Preston Romm
43 New Haven
Laguna Niguel, CA 92677
Dear Preston:
     I am pleased to offer you the position of Chief Financial Officer/Executive Vice President, Finance, Operations and Administration, and Treasurer of Obagi Medical Products, Inc. (the “Company”), effective July 1, 2008 on the following terms:
A. Duties
     You will perform the duties customarily associated with this position with respect to the Company’s operations on a full-time basis, and will report directly to the CEO and President.
B. Compensation
Salary: Your salary shall be $320,000 per annum paid in accordance with the Company’s normal payroll practices, and subject to standard payroll deductions and withholdings.
Annual Performance Bonus: You shall be entitled to an annual performance bonus based on the achievement of certain benchmarks to be set by the Board of Directors of the Company in its sole discretion. You will be eligible for an annual performance bonus of up to 60% of your base salary beginning in the year 2009 as adjusted for performance in accordance with the benchmarks to be established. No bonus is payable unless you are employed by the Company on the day the Board approves bonuses of the applicable year. All bonuses are subject to Board approval and will be paid in accordance with the Company’s normal payroll practices, subject to standard payroll deductions and withholdings. For fiscal year 2008, you will be (a) entitled to a performance bonus of up to 60% of your base salary pro rated based upon your starting date of July 1, 2008, but in no event shall such performance bonus for 2008 be less than $50,000 and (b) eligible for an additional bonus of up to $50,000 based on the Company’s 2008 performance.
Stock Options: You will be eligible to receive a stock option grant of 150,000 shares, subject to the stock option plan and Board Approval. The grant of the stock options will be subject to the other terms and provisions of the Company’s 2005 Stock Incentive Plan and related Stock Option Agreement, and to the satisfaction of all federal and state securities laws. The exercise price of such options will be 125% of the closing price of the Company’s stock on the grant date and shall vest and be exercisable in three equal annual installments beginning on the first anniversary of the grant date.
Benefits: You will be eligible to enroll in the Company’s Executive group life, medical, dental and vision plans on July 1, 2008. Additional information regarding plan options and benefit summaries is enclosed.

Annual Leave:	You will be eligible for the following annual leave:
3 Weeks Vacation
4 Floating days
6 Days of sick leave
9 Holidays
C. Expenses
     The Company shall reimburse you for all other reasonable, ordinary and necessary expenses incurred in the performance of your duties (such reimbursement shall be conditioned upon the submission of reasonable detailed receipts and/or invoices substantiating such expenses).
D. Termination
     Either you or the Company may terminate your employment with or without cause, at any time, for any reason whatsoever without advance notice. This at-will employment relationship cannot be changed except by in writing signed by the CEO of the Company. Your signature below confirms your understanding that your employment with Obagi is “At-Will” at all times.
     If the Company terminates your employment for any reason, except for cause, during the first year of your employment, you will receive as your sole severance, your base salary for the greater of the remaining term of the initial twelve months or 6 months, payable semi-monthly, subject to standard payroll deductions and withholdings. If the Company terminates your employment for any reason, except for cause, after the first year of your employment, you will receive as your sole severance, your base salary for twelve (12) months payable semi-monthly, subject to standard payroll deductions and withholdings. If the Company terminates your employment, except for cause, after the first year of your employment, but due to a change of control within twelve months of the change of control, you will receive as your sole severance, your base salary for twelve (12) months payable semi-monthly, subject to standard payroll deductions and withholdings. These payments shall cease immediately if you violate any provision of this Agreement, including the provisions of Section G. If the Company exercises either of these rights to terminate your employment, you will be paid all earned wages upon termination, and no further compensation will be owed to you other than the severance payment referred to herein.
     If you voluntarily terminate your employment, if you die or become physically or mentally disabled (subject to the Company’s requirement to comply with all applicable laws), or if the Company terminates your employment for cause, you will be paid all earned wages upon termination, and no further compensation or including severance benefits, will be owed to you. For purposes of this Agreement, termination for cause shall mean material misconduct, including, but not limited to (i) conviction of any felony or any crime involving moral turpitude or dishonesty or which is punishable by imprisonment in a state or federal correctional facility; (ii) participation in a fraud or act of dishonesty against the Company or any of its customers or suppliers; (iii) willful and material breach of Company policies or willful violation of reasonable rules, regulations, orders or directives of the Company’s Board of Directors; (iv) refusal to perform your duties on a full-time basis; (v) material breach of any term of this Agreement or any other written agreement or covenant with the Company; (vi) intentional damage to Company property; or (vii) conduct by you which in the good faith and reasonable determination of the Board of Directors of the Company demonstrates gross negligence, willful malfeasance or gross unfitness to serve.
E. 401K Benefits
     You will become eligible to enroll in the Company’s 401K plan on August 1, 2008. This includes an employer-matching program, wherein the Company will match 100% of your contributions up to the first 3% of your annual salary and 50% of the next 2% deferrals to a maximum of 4% Company Match. Additional information regarding this plan will be sent to you prior to your eligibility date.
F. Policies and Procedures
     You will be expected to abide by all Company policies and procedures. The Company may issue policies, rules, regulations, guidelines, procedures, or other informational material, whether in the form of handbooks, memoranda, or otherwise, relating to its employees. These materials are general guidelines for your information and shall not be construed to alter, modify, or amend this Agreement for any purpose whatsoever, and this Agreement shall control over such policies to the extent of any conflict.
G. Confidentiality/Non-Solicitation
     At any time following execution of this Agreement, you agree not to use or disclose, directly or indirectly, for any reason, whatsoever or in any way any confidential information or trade secrets of the Company, including, but not limited to, information with respect to the Company as follows: the identity, lists, and/or descriptions of any customers of the Company; financial statements, cost reports, and other financial information; product or service pricing information; contract proposals and bidding information; processes, policies and procedures developed as part of a confidential business plan; and management systems and procedures, including manuals and supplements thereto, other than (i) at the direction of the Company during the course of your employment (ii) after receipt of the prior written consent of the Company, (iii) as required by any court or governmental regulatory agency having competent jurisdiction over the Company, or (iv) where the information has been made public by the Company.
     You agree that all copyrights, trademarks, tradenames, service marks, inventions, processes and other intangible or intellectual property rights that may be invented, conceived, developed or enhanced by you while you are employed by the Company that relate to the Company’s business, or that result from any work performed by you for the Company, shall be the sole property of the Company, and you hereby assign to the Company any right or interest that you may otherwise have in respect thereof. Upon the reasonable request of the Company, you shall execute acknowledge, deliver and file any instrument or document necessary or appropriate to give effect to this provision and do all other acts and things necessary to enable the Company to exploit the same or to obtain patents or similar protection with respect thereto. You agree that the covenants set forth in this paragraph shall accrue to the benefit of the Company, irrespective of the reason for termination of the other provisions of this Agreement and the corresponding employment relationship created hereby.

     You agree that while you are employed by the Company and for a period of three years thereafter you will not, without the prior written consent of the Company’s Board of Directors, induce or attempt to induce any person then, or during the immediately preceding six (6) month period, engaged or employed (whether part-time or full-time) by the Company or any person deriving title to the goodwill of the Company (a “Transferee”), whether as an officer, employee, consultant, salesman, adviser or independent contractor to leave the employ of the Company or such Transferee, as the case may be, or to cease providing the services to the Company or such Transferee, as the case may be, then provided by such person, or in any other manner seek to engage or employ any such person (whether or not for compensation) as an officer, employee, consultant, adviser or independent contractor such that such person would thereafter be unable to devote his or her full business time and attention to the business then conducted by the Company or such Transferee, as the case may be.
     You hereby specifically acknowledge and agree that the restrictions contained in the above paragraph are reasonable and necessary to protect the business and prospective business of Company, and that the enforcement of the provisions of this paragraph will not cause an undue hardship on you.
H. Eligibility for Employment
     For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of hire, or your employment relationship may be terminated.
I. Miscellaneous
     To ensure rapid and economical resolution of any disputes which may arise with the Company, or any of its officers or directors or under this Agreement, you agree that any and all disputes or controversies, whether of law or fact of any nature whatsoever (including, but not limited to, all state and federal statutory and discrimination claims whether for race, sex, sexual orientation, religion, national origin, age, marital status, or medical condition, handicap or disability, or otherwise) arising from any such dispute or regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by final and binding arbitration under the Judicial Arbitration and Mediation Services Rules of Practice and Procedure.
     If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable, and this Agreement and each separate provision hereof shall be construed and enforced as if such illegal invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement, shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. In addition, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable, if such reformation is allowable under applicable law.

     This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment, and it supersedes any agreements, or promises made to you by anyone, whether oral or written. You agree that, except as provided herein, no other representations or promises were made to you regarding your employment with the Company. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.
     This offer is contingent upon successful completion of a standard background check, along with reference checks from McDermott & Bull Executive Search Firm. We look forward to your joining the Company and to a successful and enjoyable working relationship.
Sincerely,
Obagi Medical Products, Inc.

By	/s/ Steve Carlson
Steve Carlson, President/Chief Executive Officer
Accepted By:

/s/ Preston Romm Preston Romm

June 18, 2008 Date